Exhibit 99.1

Ultralife Corporation Reports Second Quarter Results

NEWARK, N.Y. – August 1, 2019 -- Ultralife Corporation (NASDAQ: ULBI) reported operating income of $3.0 million on revenue of $29.4 million for the second quarter ended June 30, 2019. For the second quarter of 2018, the Company reported operating income of $1.6 million on revenue of $22.9 million. Included in the results for the second quarter of 2019 is the addition of Southwest Electronic Energy Corporation (“SWE”), which the Company acquired on May 1, 2019.

“Ultralife posted a 29% increase in sales reflecting the contribution of Battery & Energy Products’ acquisition of SWE and the expected rebound in organic sales from the first quarter as Communications Systems ramped up shipments of mounted power amplifiers under the U.S. Army’s Network Modernization initiatives. Excluding the contribution of the acquisition, operating income grew 70% on 8% organic revenue growth yielding an 11.3% operating margin,” said Michael D. Popielec, President and Chief Executive Officer. “We enter the second half of 2019 prepared to fulfill remaining amplifier orders and to capture opportunities available to us from several new products serving commercial end markets. As a result, we remain well positioned to deliver profitable growth in 2019 now boosted by our acquisition of SWE.”

Second Quarter 2019 Financial Results

Revenue was $29.4 million, an increase of $6.5 million, or 28.6%, compared to $22.9 million for the second quarter of 2018 reflecting the addition of SWE and higher Communications Systems sales. Overall, commercial sales increased 46.8% and government/defense sales increased 13.8% over the 2018 period. Battery & Energy Products revenues were $20.3 million, compared to $17.8 million last year, reflecting the contribution of $4.8 million of SWE sales partially offset by a $2.3 million reduction in core sales as the second quarter of 2018 included a large 5390 order which was completed in 2018 and higher 9-Volt sales. Communications Systems sales grew 80.7% to $9.1 million compared to $5.0 million for the same period last year primarily reflecting shipments of mounted power amplifiers to support the U.S. Army’s Network Modernization initiatives under the delivery orders announced in October 2018.

Gross profit was $8.9 million, or 30.2% of revenue, compared to $6.6 million, or 28.6% of revenue, for the same quarter a year ago. Battery & Energy Products’ gross margin was 27.9%, compared to 27.6% last year. Included in Battery & Energy Products’ gross margin was a negative 100 basis point impact of non-cash purchase accounting adjustments related to the acquisition of SWE. Communications Systems gross margin was 35.3%, compared to 32.3% last year, due to sales mix.

Operating expenses were $5.8 million compared to $4.9 million last year reflecting the addition of SWE partially offset by lower corporate expenses. Included in operating expenses was $0.2 million of non-recurring expenses related to the acquisition of SWE. Operating expenses were 19.8% of revenue compared to 21.5% of revenue for the year-earlier period.

Operating income was $3.0 million compared to $1.6 million last year. Operating income for the 2019 period includes a total of $0.4 million of adjustments and one-time expenses related to the acquisition of SWE, equivalent to $0.02 per share.

Including the non-recurring adjustments and expenses, net income was $2.3 million or $0.14 per share, compared to net income of $1.6 million, or $0.10 per share, for the second quarter of 2018. As a result of reversing the allowance on deferred tax assets at year-end 2018, net income reflects an effective tax rate of 22.8% for the second quarter of 2019 compared to an effective tax rate of 4.5% for the year-earlier quarter. Including the one-time adjustments and expenses and the use of the U.S. statutory tax rate, SWE was accretive by approximately $0.01 of EPS for the quarter.

Adjusted EPS was $0.18 for the second quarter of 2019 compared to $0.10 for the second quarter of 2018. Adjusted EPS excludes the provision for deferred taxes which primarily represents non-cash charges of $0.6 million for U.S. taxes which will be fully offset by net operating loss carryforwards and other tax credits for the foreseeable future.

Adjusted EBITDA, defined as EBITDA including non-cash, stock-based compensation expense, of $4.1 million for the second quarter of 2019, or 13.9% of sales, grew 61.0% over the $2.5 million, or 11.1% of sales, reported last year.

See the “Non-GAAP Financial Measures” section of this release for a reconciliation of Adjusted EPS to EPS and Adjusted EBITDA to Net Income Attributable to Ultralife Corporation.

About Ultralife Corporation

Ultralife Corporation serves its markets with products and services ranging from power solutions to communications and electronics systems. Through its engineering and collaborative approach to problem solving, Ultralife serves government, defense and commercial customers across the globe.

Headquartered in Newark, New York, the Company's business segments include Battery & Energy Products and Communications Systems. Ultralife has operations in North America, Europe and Asia. For more information, visit www.ultralifecorporation.com.

Conference Call Information

Ultralife will hold its second quarter earnings conference call today at 8:30 AM ET. To participate in the live call, please dial (800) 915-4836 at least ten minutes before the scheduled start time, identify yourself and ask for the Ultralife call. A live webcast of the conference call will be available to investors in the Events & Presentations section of the Company's website at http://investor.ultralifecorporation.com. For those who cannot listen to the live broadcast, a replay of the webcast will be available shortly after the call at the same location.

This press release may contain forward-looking statements based on current expectations that involve a number of risks and uncertainties. The potential risks and uncertainties that could cause actual results to differ materially include: potential reductions in revenues from key customers, uncertain global economic conditions and acceptance of our new products on a global basis. The Company cautions investors not to place undue reliance on forward-looking statements, which reflect the Company's analysis only as of today's date. The Company undertakes no obligation to publicly update forward-looking statements to reflect subsequent events or circumstances. Further information on these factors and other factors that could affect Ultralife’s financial results is included in Ultralife’s Securities and Exchange Commission (SEC) filings, including the latest Annual Report on Form 10-K.

ULTRALIFE CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS (Dollars in Thousands)
(Unaudited)

	June 30, 2019	December 31, 2018 As Adjusted (1)
ASSETS
Current Assets:
Cash	$6,816	$25,934
Trade Accounts Receivable, Net	25,119	16,015
Inventories	34,315	22,843
Prepaid Expenses and Other Current Assets	2,374	2,368
Total Current Assets	68,624	67,160

Property, Equipment and Improvements, Net	22,078	10,744
Goodwill	26,574	20,109
Other Intangible Assets, Net	9,932	6,504
Deferred Income Taxes, Net	13,746	15,444
Other Non-Current Assets	784	887
Total Assets	$141,738	$120,848

LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities:
Accounts Payable	$14,179	$9,919
Current Portion of Debt	1,291	0
Accrued Compensation and Related Benefits	1,526	1,494
Accrued Expenses and Other Current Liabilities	3,289	3,973
Total Current Liabilities	20,285	15,386
Long-Term Debt	14,491	-
Deferred Income Taxes	534	591
Other Non-Current Liabilities	377	408
Total Liabilities	35,687	16,385

Shareholders' Equity:
Common Stock	2,016	2,005
Capital in Excess of Par Value	183,457	182,630
Accumulated Deficit	(55,354)	(58,035)
Accumulated Other Comprehensive Loss	(2,803)	(2,786)
Treasury Stock	(21,231)	(19,266)
Total Ultralife Equity	106,085	104,548
Non-Controlling Interest	(34)	(85)
Total Shareholders’ Equity	106,051	104,463

Total Liabilities and Shareholders' Equity	$141,738	$120,848

(1)

Effective January 1, 2019, the Company adopted Accounting Standards Codification Topic 842 (ASC 842), Leases. Pursuant to ASC 842, lease liabilities and right-of-use assets for the Company’s operating leases have been recognized on the consolidated balance sheet. Lease liabilities are recorded as other current and other noncurrent liabilities. Right-of-use assets are recorded as other noncurrent assets. For comparability, the Company has elected to recast the prior year comparative period to recognize the effects of ASC 842 including the recognition to equity of a $71 cumulative effect adjustment.

ULTRALIFE CORPORATION AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF INCOME (In Thousands Except Per Share Amounts) (Unaudited)

	Three-Month Periods Ended		Six-Month Periods Ended
	June 30,	July 1,	June 30,	July 1,
	2019	2018	2019	2018
Revenues:
Battery & Energy Products	$20,300	$17,831	$36,298	$35,055
Communications Systems	9,097	5,033	11,981	10,878
Total Revenues	29,397	22,864	$48,279	$45,933

Cost of Products Sold:
Battery & Energy Products	14,645	12,905	26,233	25,093
Communications Systems	5,887	3,409	8,097	7,008
Total Cost of Products Sold	20,532	16,314	34,330	32,101

Gross Profit	8,865	6,550	13,949	13,832

Operating Expenses:
Research and Development	1,587	1,218	2,623	2,318
Selling, General and Administrative	4,236	3,700	7,736	7,526
Total Operating Expenses	5,823	4,918	10,359	9,844

Operating Income	3,042	1,632	3,590	3,988

Other Expense (Income)	83	(86)	141	48
Income Before Income Tax Provision	2,959	1,718	3,449	3,940

Income Tax Provision	676	78	717	133

Net Income	2,283	1,640	2,732	3,807

Net Income Attributable to Non-Controlling Interest	27	13	51	30

Net Income Attributable to Ultralife Corporation	$2,256	$1,627	$2,681	$3,777

Net Income Per Share Attributable to Ultralife Common Shareholders – Basic	$.14	$.10	$.17	$.24

Net Income Per Share Attributable to Ultralife Common Shareholders – Diluted	$.14	$.10	$.17	$.23

Weighted Average Shares Outstanding – Basic	15,742	15,922	15,741	15,813

Weighted Average Shares Outstanding – Diluted	16,193	16,520	16,180	16,354

Non-GAAP Financial Measures:

Adjusted Earnings Per Share

In evaluating our business, we consider and use Adjusted EPS, a non-GAAP financial measure, as a supplemental measure of our business performance. We define Adjusted EPS as net income attributable to Ultralife Corporation excluding the provision for deferred taxes divided by our weighted average shares outstanding on both a basic and diluted basis. We believe that this information is useful in providing period-to-period comparisons of our results by reflecting the portion of our tax provision that will be offset by our U.S. net operating loss carryforwards and other tax credits for the foreseeable future. We reconcile Adjusted EPS to EPS, the most comparable financial measure under U.S. Generally Accepted Accounting Principles (“U.S. GAAP”). Neither current nor potential investors in our securities should rely on Adjusted EPS as a substitute for any GAAP measures and we encourage investors to review the following reconciliation of Adjusted EPS to EPS and net income attributable to Ultralife.

ULTRALIFE CORPORATION AND SUBSIDIARIES
CALCULATION OF ADJUSTED EPS
(In Thousands Except Per Share Amounts)
(Unaudited)

	Three-Month Periods Ended
	June 30, 2019			July 1, 2018
	Amount	Per Basic Share	Per Diluted Share	Amount	Per Basic Share	Per Diluted Share
Net Income	$2,256	$.14	$.14	$1,627	$.10	$.10
Deferred Tax Provision	641	.04	.04	17	-	-
Adjusted Net Income	$2,897	$.18	$.18	$1,644	$.10	$.10

Weighted Average Shares Outstanding		15,742	16,193		15,922	16,520

	Six-Month Periods Ended
	June 30, 2019			July 1, 2018
	Amount	Per Basic Share	Per Diluted Share	Amount	Per Basic Share	Per Diluted Share
Net Income	$2,681	$.17	$.17	$3,777	$.24	$.23
Deferred Tax Provision	636	.04	.04	36	-	-
Adjusted Net Income	$3,317	$.21	$.21	$3,813	$.24	$.23

Weighted Average Shares Outstanding		15,741	16,180		15,813	16,354

Adjusted EBITDA

In evaluating our business, we consider and use Adjusted EBITDA, a non-GAAP financial measure, as a supplemental measure of our operating performance. We define Adjusted EBITDA as net income attributable to Ultralife Corporation before net interest expense, provision (benefit) for income taxes, depreciation and amortization, and stock-based compensation expense. We reconcile Adjusted EBITDA to net income attributable to Ultralife Corporation, the most comparable financial measure under U.S. GAAP. Neither current nor potential investors in our securities should rely on Adjusted EBITDA as a substitute for any GAAP measures and we encourage investors to review the following reconciliation of Adjusted EBITDA to net income attributable to Ultralife.

ULTRALIFE CORPORATION AND SUBSIDIARIES
CALCULATION OF ADJUSTED EBITDA
(Dollars in Thousands)
(Unaudited)

	Three-Month Periods Ended		Six-Month Periods Ended
	June 30, 2019	July 1, 2018	June 30, 2019	July 1, 2018

Net Income Attributable to Ultralife Corporation	$2,256	$1,627	$2,681	$3,777
Adjustments:
Interest and Financing Expense, Net	114	21	119	54
Income Tax Provision	676	78	717	133
Depreciation Expense	515	496	962	980
Amortization of Intangible Assets and Financing Fees	143	110	244	221
Stock-Based Compensation Expense	175	205	360	344
Non-Cash Purchase Accounting Adjustments	205	-	205	-
Adjusted EBITDA	$4,084	$2,537	$5,288	$5,509